Exhibit 99.1
For further information contact
Rodger Smith, 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Reports Results
     For Second Quarter, First Six Months of 2005
     Natchez, MS (August 4, 2005)—Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the quarter and the six-month period ended June 30, 2005.
     Second Quarter 2005 Net Income. Net income for the quarter was $9.3 million, or $0.46 per diluted share, after a non-cash charge of $928,000, or $0.03 per diluted share, attributable to the accelerated vesting of performance shares of common stock for an executive officer and two directors of the company, two of whom are deceased. The company reported net income of $9.7 million, or $0.58 per share on a diluted basis, for the same period in 2004.
     Second Quarter 2005 Operating Results. Oil and gas sales totaled $41.7 million from average production of 64 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $37.6 million from average daily production of 73 MMcfe/d during the same period in 2004. During the second quarter of 2005, crude oil represented approximately 60% of the company’s total production. The average price realized per barrel of oil in the second quarter of 2005 increased to $41.53 compared to $30.03 during the second three months of 2004, while the average price realized per thousand cubic feet of natural gas in the second quarter of 2005 increased to $7.43 compared to $6.28 during the same period a year earlier.
     Six Months 2005 Net Income. Net income increased to $18.8 million, or $0.92 per diluted share, compared to net income of $11.8 million, or $0.75 per share on a diluted basis, for the same period in 2004.
     Six Months 2005 Operating Results. Oil and gas sales totaled $84.7 million from average production of 69 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $69.5 million from average daily production of 68 MMcfe/d during the same period in 2004. Crude oil represented 59% of total production. The average price received per barrel of oil increased to $39.41 compared to $30.32 during the same period in 2004, while the average price realized per thousand cubic feet of natural gas for the six-month period ended June 30, 2005 increased to $7.15 compared to $6.11 during the same period a year earlier.
     Second Quarter 2005 Discretionary Cash Flow. Discretionary cash flow increased by 19% to $30.4 million compared to $25.6 million during the second three months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $32.2 million and $21.9 million during the three-month period ended June 30, 2005 and 2004, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)
     Six Months 2005 Discretionary Cash Flow. Discretionary cash flow totaled $61.8 million compared to $43.5 million during the first six months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $53.6 million and $39.8 million during the six-month period ended June 30, 2005 and 2004, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)
     Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.
Reconciliation of Non-GAAP Financial Measure:

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2005	2004	2005	2004
Discretionary cash flow	$30,424	$25,625	$61,838	$43,524
Net working capital changes and other changes	1,798	(3,764)	(8,285)	(3,760)

Net cash flow provided by operating activities	$32,222	$21,861	$53,553	$39,764

Consolidated Condensed Balance Sheets:
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Cash and cash equivalents	$18,723	$3,266
Oil and gas properties, net	407,526	406,690
All other assets	56,194	47,567

Total assets	$482,443	$457,523

Long-term debt including current maturities	$188,435	$192,927
All other liabilities	78,583	66,284
Stockholders’ equity	215,425	198,312

Total liabilities and stockholders’ equity	$482,443	$457,523

Production and Price Information:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2005	2004	2005	2004
Production:
Oil (MBbls)	590	539	1,230	978
Gas (MMcf)	2,313	3,412	5,060	6,520
Gas equivalent (MMcfe)	5,850	6,648	12,443	12,390
Average daily (MMcfe)	64.3	73.1	68.7	68.1

Average prices:
Oil ($/Bbl) (a)	$41.53	$30.03	$39.41	$30.32
Gas ($/Mcf)	$7.43	$6.28	$7.15	$6.11
Gas equivalent ($/Mcfe)	$7.12	$5.66	$6.81	$5.61

(a) Below is a reconciliation of the average NYMEX price to the Average realized sales price per barrel of oil:

Average NYMEX oil price	$53.17	$38.31	$51.51	$36.73
Basis differentials and quality adjustments	(7.37)	(3.09)	(6.89)	(2.31)
Transportation	(1.28)	(1.30)	(1.30)	(1.28)
Hedging	(2.99)	(3.89)	(3.91)	(2.82)

Averaged realized oil price	$41.53	$30.03	$39.41	$30.32

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating revenues:
Oil and gas sales	$41,668	$37,606	$84,680	$69,525

Operating expenses:
Lease operating expenses	6,197	6,123	12,733	11,291
Depreciation, depletion and amortization	13,671	14,476	29,079	26,311
General and administrative	2,801	1,537	4,495	5,330
Accretion expense	770	914	1,631	1,730
Derivative expense	533	13	912	89

Total operating expenses	23,972	23,063	48,850	44,751

Income from operations	17,696	14,543	35,830	24,774

Other (income) expenses:
Interest expense	4,265	5,436	8,834	11,327
Other income	(96)	(290)	(298)	(376)
Loss on early extinguishment of debt	—	—	—	2,472

Total other (income) expenses	4,169	5,146	8,536	13,423

Income before income taxes	13,527	9,397	27,294	11,351
Income tax expense	4,735	—	9,553	—

Income before Medusa Spar LLC	8,792	9,397	17,741	11,351
Income from Medusa Spar LLC net of tax	519	333	1,045	481

Net income	9,311	9,730	18,786	11,832
Preferred stock dividends	—	319	318	638

Net income available to common shares	$9,311	$9,411	$18,468	$11,194

Net income per common share:
Basic	$0.52	$0.66	$1.04	$0.80

Diluted	$0.46	$0.58	$0.92	$0.75

Shares used in computing net income:
Basic	17,736	14,251	17,703	14,035

Diluted	20,345	16,877	20,511	15,761

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
     The company would like to point out that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:
•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2004 on

Form 10-K.
     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transaction and may engage in one or more of these types of transactions without prior notice.
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